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                                                                    EXHIBIT 12.2

                      KEMPER CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS
                             (DOLLARS IN MILLIONS)

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
                                                                    SIX MONTHS ENDED
                                YEAR ENDED DECEMBER 31,                 JUNE 30,
                         -----------------------------------------  ------------------
                          1989    1990    1991    1992      1993      1993      1994
                         ------  ------  ------  -------  --------  --------  --------
Earnings (loss) before
 income tax............. $191.2  $(58.3) $112.4  $(274.9) $(109.1)  $  (40.4) $  119.0
Add (deduct):
 Fixed charges..........  574.7   664.0   649.5    586.8     488.9     248.0     224.7
 Other..................   (3.0)  (10.3)   (3.6)      .9      (1.7)     (1.6)      3.1
                         ------  ------  ------  -------  --------  --------  --------
   Earnings (loss)
    before income tax,
    as adjusted......... $762.9  $595.4  $758.3  $ 312.8  $  378.1  $  206.0  $  346.8
                         ======  ======  ======  =======  ========  ========  ========
Fixed charges:
 Interest and
  amortization of debt
  expense............... $119.7  $142.3  $102.1  $  93.0  $   84.0  $   42.6  $   42.7
 Interest expense on
  annuities and
  financial products....  432.2   502.5   528.6    476.0     383.9     195.2     171.9
 Increase in redemption
  value of subsidiary's
  redeemable
  securities............    6.8      --      --       --        --        --        --
 Preferred stock
  dividend requirements
  of subsidiary.........    1.9     1.5      .5       .3        --        .2        --
 Portion of rents
  representative of
  interest factor.......   14.1    17.7    18.3     17.5      21.0      10.0      10.1
                         ------  ------  ------  -------  --------  --------  --------
   Fixed charges........ $574.7  $664.0  $649.5  $ 586.8  $  488.9  $  248.0  $  224.7
                         ======  ======  ======  =======  ========  ========  ========
   Ratio of earnings to
    fixed charges.......  1.33x    .90x   1.17x     .53x      .77x      .83x     1.54x
                         ======  ======  ======  =======  ========  ========  ========
   Ratio of earnings to
    fixed charges,
    excluding interest
    on annuities and
    financial products..  2.32x    .58x   1.90x  (1.47)x    (.06)x      .20x     3.31x
                         ======  ======  ======  =======  ========  ========  ========
Fixed charges........... $574.7  $664.0  $649.5  $ 586.8  $  488.9  $  248.0  $  224.7
Add dividends on
 preferred stock
  (multiplied by the
  rate of pretax income
  to income before
  discontinued
  operations,
  extraordinary charge
  and cumulative effect
  of change in
  accounting principle).     .3      .2      .1       .1      28.8      10.5      18.2
                         ------  ------  ------  -------  --------  --------  --------
   Adjusted fixed
    charges............. $575.0  $664.2  $649.6  $ 586.9  $  517.7  $  258.5  $  242.9
                         ======  ======  ======  =======  ========  ========  ========
   Adjusted earnings.... $762.9  $595.4  $758.3  $ 312.8  $  378.1  $  206.0  $  346.8
                         ======  ======  ======  =======  ========  ========  ========
   Ratio of earnings to
    fixed charges and
    preferred dividends.  1.33x    .90x   1.17x     .53x      .73x      .80x     1.43x
                         ======  ======  ======  =======  ========  ========  ========
   Ratio of earnings to
    fixed charges and
    preferred dividends,
    excluding interest
    on annuities and
    financial products..  2.32x    .57x   1.90x  (1.47)x    (.04)x      .17x     2.46x
                         ======  ======  ======  =======  ========  ========  ========
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